Exhibit 99.2

18 June 2018

JD Sports Fashion Plc

Completion of the acquisition of The Finish Line Inc.

Further to the announcements made on 26 March 2018 and 15 June 2018, JD Sports Fashion Plc (‘JD’) announces that it has formally completed its acquisition of The Finish Line Inc today.

All the terms of the transaction remain as outlined in the announcement made on 26 March 2018 and the Shareholder Circular which was posted to shareholders on 30 May 2018.

Peter Cowgill, Executive Chairman of JD, said:

“We are delighted to announce that we have today completed the acquisition of Finish Line. This marks a momentous step in JD’s global expansion and represents an exciting opportunity to bring our market leading, multi-brand retail proposition to the world’s largest athleisure market, both online and in stores. Our team will now collaborate with the experienced Finish Line management team and the key global brands to bring best in class retail theatre and multi-channel consumer experience to the US.”

Sam Sato, Chief Executive Officer of The Finish Line, Inc. said:

“Today, with the closing of this merger with JD, Finish Line opens an exciting new chapter. With a global footprint, together we will bring leading-edge innovation and service to our customers. Our shared vision and drive to provide a premium retail experience will further our impact as a leading, premium multi-channel retailer of sports, fashion and outdoor brands.”

Enquiries:

JD Sports Fashion Plc	Tel: 0161 767 1000
Peter Cowgill, Executive Chairman
Brian Small, Chief Financial Officer

MHP Communications	Tel: 0203 128 8100
Andrew Jaques
Barnaby Fry